On November 17, 2023, Nasdaq Listing Qualifications staff (Staff) notified PetVivo Holdings, Inc. (the Company) that it determined to delist the Company based on noncompliance with Rule 5550(b)(1). On November 24, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (the Panel) pursuant to Rule 5815. A Panel hearing was held on February 13, 2024. On March 13, 2024, the Panel issued a decision to continue listing the Company securities on the Exchange, provided that the Company demonstrates compliance with Rule 5550(b)(1) on or before April 1, 2024. On April 5, 2024, the Panel issued a decision to delist the Company securities. On
April 8, 2024, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review Council
(the Council) pursuant to Rule 5820(a). On June 24, 2024, the Council issued a decision that affirmed the Panel decision to delist the Company securities. On July 25, 2024, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).